Shareholder meeting results (Unaudited)
November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Ravi Akhoury 		87,629,571 	3,211,141
Jameson A. Baxter 	87,685,078 	3,155,634
Charles B. Curtis 	87,636,865 	3,203,847
Robert J. Darretta 	87,718,101 	3,122,611
Myra R. Drucker 	87,676,864 	3,163,848
John A. Hill 		87,663,405 	3,177,307
Paul L. Joskow 		87,703,115 	3,137,597
Elizabeth T. Kennan     87,603,596 	3,237,116
Kenneth R. Leibler 	87,728,152 	3,112,560
Robert E. Patterson     87,682,188 	3,158,524
George Putnam, III 	87,703,624 	3,137,088
Robert L. Reynolds 	87,732,364 	3,108,348
W. Thomas Stephens 	87,702,525 	3,138,187
Richard B. Worley 	87,699,031 	3,141,681

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
43,068,086 	1,899,351 		2,000,378 		23,189,980

All tabulations are rounded to the nearest whole number.